Exhibit 99.1

FOR IMMEDIATE RELEASE

FROM:	FOR:
Padilla Speer Beardsley Inc.	Milestone AV Technologies
1101 West River Parkway	8401 Eagle Creek Parkway
Minneapolis, MN 55415	Savage, MN 55378

CONTACTS:	CONTACTS:
Al Galgano/Dave Heinsch	Laurie Englert
(612) 455-1720/ (612) 455-1768	Corporate Communications Director
agalgano@psbpr.com	(952) 277-3858
dheinsch@psbpr.com	laurie.englert@milestone.com

Milestone AV Technologies and Da-Lite Screen Company Announce Merger Completion

Combination creates a world-class portfolio of branded audio-visual mounting and display products; formal press event scheduled for infoComm 2011

Minneapolis – April 15, 2011– Milestone AV Technologies, manufacturer of Chief and Sanus brand AV mounting and display solutions, and Da-Lite Screen Company, manufacturer of Da-Lite, Projecta and Procolor brand commercial and residential projection screens, today closed their previously announced merger.

The combination of Milestone and Da-Lite creates an industry leader in mounting solutions, AV furniture, and projection screens across both commercial and consumer AV markets. The now united businesses, with nearly 1,000 employees worldwide, have a common culture focused on delivering innovative products supported by superior customer service.

“We are excited to close this transaction, and move forward together bringing even more value to our customers while providing expanded growth opportunities for our employees” said Scott Gill, CEO of Milestone AV Technologies.

Da-Lite will continue to be based in Warsaw, Ind., as an operating subsidiary of Milestone, and under the leadership of current President Richard Lundin.

A formal press event regarding the merger will be scheduled for the infoComm 2011 tradeshow in Orlando, Fla., in June.

About Da-Lite Screen Company

Founded in 1909, Da-Lite Screen Company is the leading producer of high quality commercial and residential projection screens worldwide. With headquarters in Warsaw, Indiana and additional operations in the U.S. and Europe, Da-Lite manufactures projection screens and accessories for Fortune 500 companies, entertainment and major broadcast networks, education systems and governments around the globe. Today Da-Lite’s proprietary screen technologies are specified for the most demanding installations from military training simulators to boardrooms and classrooms to home theaters. Da-Lite has become the “First Name in Projection Screens.” For more information, please visit da-lite.com.

About Milestone AV Technologies

Milestone AV Technologies, a Duchossois Group Company, is a leading designer, marketer and distributor of branded audio-visual mounting equipment and display solutions for flat panel displays, projectors, AV furniture, and speakers to both the consumer and the commercial markets. Our innovative products, sold principally under the Chief and Sanus brands, are sold through numerous channels, including Pro AV dealers, regional home theater dealers, consumer electronics retailers, mass merchants and original equipment manufacturers. The Company currently serves a broad base of over 4,500 global customers with headquarters in Minnesota. For more information, please visit milestone.com.

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